Consent of Independent Auditors



We consent to the reference to our firm under the caption "Financial Statements and Experts" in the Prospectus/Proxy Statement of Touchstone Large Cap Growth Fund, a series of the Touchstone Variable Series Trust, relating to the reorganization of Harris Bretall Sullivan & Smith Equity Growth Portfolio, a series of The Legends Fund, Inc., and the reorganization of Touchstone Growth/Value Fund, a series of Touchstone Variable Series Trust, and to the incorporation by reference of our report dated February 18, 2003, with respect to each of the portfolios of Touchstone Variable Series Trust in this Post-Effective Amendment No. 1 to the Registration Statement (Form N-14AE) dated March 6, 2003.


                                                     /s/ Ernst & Young LLP

Cincinnati, Ohio

March 3, 2003